Exhibit 99.1

IMPAC MORTGAGE HOLDINGS, INC.

(NYSE: IMH)

NEWS RELEASE

                    For Immediate Release

Impac Mortgage Holdings, Inc. Reports Net Earnings Per Diluted Common Share of $3.72 for 2004 Compared to $2.88 for 2003

Estimated Taxable Income Per Diluted Common Share Increased 21% to $2.97 for 2004 Compared to $2.46 for 2003

Impac Mortgage Holdings, Inc. Announces Expected Delay in Completion of its Audit of Internal Control under the Sarbanes-Oxley Act

NEWPORT BEACH, CA. – February 15, 2005 – Impac Mortgage Holdings, Inc. (“IMH”) (NYSE: IMH), a real estate investment trust (“REIT”), today reported net earnings of $257.6 million, or $3.72 per diluted common share, for 2004 as compared to net earnings of $149.0 million, or $2.88 per diluted common share, for 2003. Net earnings may fluctuate significantly when comparing year-over-year financial results as we record the change in the fair value of derivative instruments as an increase or decrease to net earnings. The change in the fair value of derivative instruments is a component of mark-to-market gain (loss)-derivative instruments on our statements of operations and, along with other book to tax adjustments, is reflected in the reconciliation of estimated taxable income available to common stockholders to net earnings that is provided in tabular form in this press release for both IMH and Impac Funding Corporation (“IFC”), our qualified taxable REIT subsidiary. The change in fair value of derivatives was an increase to net earnings of $103.7 million for 2004 as compared to an increase to net earnings of $38.8 million for 2003.

Estimated taxable income available to common stockholders was $202.9 million, or $2.97 per diluted common share for 2004, as compared to actual taxable income of $127.5 million, or $2.46 per diluted common share, for 2003, which represents a per share year-over-year increase of 21%. We paid common stock dividends of $202.7 million, or $2.90 per diluted common share, which was a distribution of substantially all of our estimated taxable income for 2004. As a REIT, we pay dividends to our stockholders based on taxable income which is derived by recognizing the differences between book income, or net earnings as determined by generally accepted accounting principles (“GAAP”), and taxable income as reported upon the filing of our annual federal tax returns. Because a portion of the total common stock dividends paid to our stockholders during 2004 was the result of dividends paid from IFC to IMH, which are qualifying dividends under the Jobs and Growth Tax Relief Reconciliation Act of 2003, 18.3%, or $0.53 per common share of total common stock dividends paid in 2004, will be taxed at the qualifying tax rate (15%) and 81.7%, or $2.37 per common share of total common stock dividends paid in 2004, will be taxed as ordinary income.

Financial Highlights for 2004

•	Estimated taxable income per diluted common share increased 21% to $2.97 compared to actual taxable income per diluted common share of $2.46 for 2003

•	Cash dividends declared increased 41% to $2.90 per common share compared to $2.05 per common share for 2003

•	Total assets increased 125% to $23.8 billion at year-end from $10.6 billion as of prior year-end

•	Book value per common share increased 41% to $11.80 at year-end compared to $8.39 as of prior year-end primarily as we issued $383.2 million in new common equity at an average price per share of $20.78; in addition, we raised gross proceeds of $157.5 million of preferred equity

•	Total market capitalization was $1.7 billion at December 31, 2004 compared to $1.0 billion at prior year-end

•	Dividend yield as of December 31, 2004 was 13.23%, based on an annualized fourth quarter dividend of $0.75 per common share and a closing stock price of $22.67

•	Total return to common stockholders was 40.42% based on common stock price appreciation of $4.46 per common share and common stock dividends declared of $2.90 per common share

•	IFC, the mortgage operations, acquired and originated $22.2 billion of primarily non-conforming Alt-A mortgages (“Alt-A mortgages”) for 2004 which was a 134% increase over $9.5 billion for 2003

•	The long-term investment operations retained $16.9 billion of Alt-A mortgages and originated $458.5 million of small-balance, multi-family mortgages (“multi-family mortgages”) for 2004 compared to $5.8 billion and $290.5 million, respectively, for 2003

•	The long-term investment operations securitized $17.7 billion of mortgages as collateralized mortgage obligations (“CMOs”) to finance the acquisition and origination and retention of Alt-A and multi-family mortgages for long-term investment, which placed us 18th worldwide in the amount of mortgage-backed securitizations issued.

Another Record Year for Loan Acquisitions and Originations and Portfolio Growth

Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc., commented, “We experienced phenomenal growth during 2004 as our balance sheet grew 125% to $23.8 billion, total market capitalization grew by 70% to $1.7 billion and book value per common share rose 41% to $11.80 as of year-end. This growth was primarily fueled by record levels of mortgage production as Alt-A mortgage acquisitions and originations grew 134% to $22.2 billion of which $16.9 billion was retained on our balance sheet for long-term investment in addition to $458.5 million of multi-family mortgages originated and retained. Mortgage acquisitions and originations grew substantially even as nationwide originations of 1-4 family mortgages declined by 26% according to numbers published by the Mortgage Bankers Association. We were able to accomplish record levels of mortgage acquisitions and originations as we focus on purchase money transactions as opposed to refinancing transactions. We continue to work with our correspondent customers to help them expand their Alt-A origination platforms in addition to adding new correspondent clients.”

Total acquisitions and originations increased across all loan production channels during 2004. Correspondent flow acquisitions rose 104% to $11.0 billion, correspondent bulk acquisitions rose 286% to $8.5 billion, wholesale and retail originations rose 33% to $2.0 billion and sub-prime originations rose 38% to $684.8 million for 2004. Correspondent bulk acquisitions are mortgages that we acquired from our approved correspondents that are not underwritten specifically to our guidelines but under similar Alt-A loan programs.

Due to record loan acquisitions and originations and our ability to raise additional capital and increase borrowing limits on available financing arrangements, the long-term investment operations retained $16.9 billion of mortgages from the mortgage operations and originated an additional $458.5 million of multi-family mortgages. As a result, average mortgage assets rose by 110% to $16.6 billion for 2004 as compared to $7.9 billion for 2003.

Trends in Net Interest Margins on Mortgage Assets

Adjusted net interest margins on mortgage assets, which excludes amortization of loan discounts and includes net cash payments on derivative instruments and is further defined and presented in tabular form as yield analysis on mortgage assets, declined by 19 basis points to 1.16% during 2004 as compared to 1.35% during 2003. Adjusted net interest margins on mortgage assets declined during 2004 primarily due to (1) an increase in short-term interest rates, (2) an increase in the amortization of loan premiums, securitization costs and bond discounts as a result of higher than expected mortgage prepayments and, to a lesser extent, (3) higher leverage and lower net interest margins on certain CMOs completed during the second half of 2004.

During 2004, the Federal Reserve Bank raised short-term interest rates, which affect movements in one-month LIBOR, a total of 125 basis points. This caused borrowing costs on adjustable rate CMOs, which are tied to one-month LIBOR and re-price monthly without limitation, to rise at a faster pace than coupons on six-month LIBOR adjustable rate mortgages securing CMOs, which represents approximately 30% of our long-term mortgage portfolio and re-price every six-months with limitation. However, net interest margin compression was partially offset by our interest rate risk management program as interest rate derivative costs declined 6 basis points to 55 basis points of average mortgage assets during 2004 as compared to 61 basis points during 2003. Total net cash outlays on derivative instruments during 2004 were $91.9 million as compared to $47.8 million during 2003. Net cash payments on derivative instruments along with the change in unrealized fair value of derivatives comprise substantially all of the mark-to-market gain (loss)-derivative instruments on our statements of operations.

Along with an increase in short-term interest rates, our expectation, based on past experience, was that a corresponding decline in mortgage prepayment rates would follow. However, mortgage prepayment rates accelerated during the latter part of 2004. There is recent mortgage industry evidence which documents that the substantial increase in home appreciation rates over the last three years was a significant factor affecting Alt-A borrowers refinance decisions during 2004. Borrowers appear willing to use home equity to pay loan prepayment penalties in order obtain lower monthly payments by refinancing into other mortgage products, including interest-only and high loan-to-value mortgage products.

Actual prepayment rates in excess of projected future prepayment rates resulted in a cumulative upward adjustment in both the amortization rate and amortization amount of loan premiums, securitization costs and bond discounts during the fourth quarter of 2004. As such, amortization of loan premiums and securitization expenses increased by 12 basis points to 1.00% of average mortgage assets during 2004 as compared to 0.88% of average mortgage assets during 2003. A substantial portion of our long-term mortgage investment portfolio consists of mortgages with prepayment penalty features that are primarily designed to help minimize the rate of early mortgage prepayments. However, if mortgages do prepay, a prepayment penalty is charged which helps to offset additional amortization of loan premiums and securitization costs. During 2004, prepayment penalties received from borrowers was recorded as interest income and increased the yield on average mortgage assets by 6 basis points. Therefore, prepayment penalty income offset the effect of increased amortization of loan premiums and securitization costs due to higher than expected prepayments by approximately 50%.

Mr. Tomkinson, remarked, “By design, our current interest rate risk management program provides 20% to 25% coverage of the outstanding principal amount of six-month LIBOR ARMs and 75% to 85% coverage of the outstanding principal balance of intermediate, or hybrid, ARMs at the point in time that we securitize the mortgages. Gradual interest rate increases as expected from the Federal Reserve Bank during 2005 may over the short-term continue to adversely affect net interest margins on mortgages securing CMOs until coupons on adjustable rate mortgages become fully adjusted. However, we continue to believe that our interest rate risk management program will help to mitigate the effect of increases in short-term interest rates and will continue to provide more consistent net interest income and net earnings over the course of the year.”

Outlook for 2005 – Fundamentals are Solid with Prospects for the Long-Term Positive

Mr. Tomkinson, said, “We have historically and continue to acquire and originate purchase money transactions as opposed to refinance transactions. This is significant as the overall decline in nationwide 1-4 family originations during 2004 was primarily due to a 50% decline in refinance activity. On the other hand, purchase money transactions rose 23% during 2004. Purchase money transactions continue to remain strong and based on current economic data and Mortgage Bankers Association projections of only a 4% decline in purchase money volumes during 2005, we expect continued strength in the purchase money market during 2005, which should result in a good year of mortgage production.

“In anticipation of a more competitive environment in 2005, during 2004 we focused on providing our correspondents and broker’s access to and training on our proprietary web-based underwriting system to allow them to expand their Alt-A mortgage origination platforms, increase their mortgage production levels and in turn deliver a higher level of mortgages to our mortgage operations for acquisition. In addition, in January of 2005, we acquired certain assets and assumed selected liabilities along with the hiring of personnel of a wholesale mortgage banker that specializes in the origination of high quality Alt-A mortgages. This will allow us to expand our mortgage operations into areas of the country where we do not currently have a significant presence. Our strategy for 2005 includes, among other things, additions to sales personnel to increase our correspondent and broker customer base, further penetration into builder business, the continued marketing of new products and services and high customer service levels.”

Portfolio Growth, Profitability and Dividends

Mr. Tomkinson, commented, “In 2005, while it appears that the Federal Reserve will continue to raise short term interest rates at a measured pace, we believe that margin compression will begin to stabilize as mortgages held for long-term investment begin to re-price to fully-indexed rates over the course of this year. We believe that prepayments on mortgages held for long-term investment should slow as interest rates continue to rise and home appreciation slows to a more normalized pace. We also expect to follow similar interest rate risk management programs that should protect net interest income and net earnings from dramatic upward spikes in short-term interest rates.

“Furthermore, we expect moderate balance sheet growth as we anticipate annual acquisitions and originations to remain relatively unchanged from 2004 levels in combination with our strategy of selling a greater percentage of acquisitions and originations to third party investors. Moderate balance sheet growth combined with sufficient capital liquidity should reduce our need to raise capital during 2005. Our goal continues to be to provide consistent, reliable dividends to our stockholders.”

We currently declare dividends on a quarterly basis and at such time the board of directors will declare the amount, the record date and the payment date. The board of directors has the right to change the dividend schedule at any time and without prior notice. We estimate the following dates of our dividend declaration, record and payment dates for 2005:

Common Stock Dividend

Declaration Date	Record Date		Pay Date
March 29, 2005	Friday	April 8, 2005	Friday	April 15, 2005
June 28, 2005	Friday	July 8, 2005	Friday	July 15, 2005
September 27, 2005	Friday	October 7, 2005	Friday	October 14, 2005
November 29, 2005	Friday	December 9, 2005	Friday	December 30, 2005

Preferred Series B and C

Declaration Date	Record Date		Pay Date
February 2005	Tuesday	March 1, 2005	Thursday	March 31, 2005
May 2005	Wednesday	June 1, 2005	Thursday	June 30, 2005
August 2005	Thursday	September 1, 2005	Friday	September 30, 2005
November 2005	Thursday	December 1, 2005	Friday	December 30, 2005

Fourth Quarter Results for 2004

For the fourth quarter of 2004, net earnings were $114.4 million, or $1.52 per diluted share, as compared to net earnings of $47.5 million, or $0.86 per diluted share, for the fourth quarter of 2003. Net earnings may fluctuate significantly when comparing quarter-over-quarter financial results as we record the change in the fair value of derivative instruments as an increase or decrease to net earnings. The change in fair value of derivatives for the fourth quarter of 2004 was an increase to net earnings of $76.9 million as compared to an increase in net earnings of $16.9 million for the fourth quarter of 2003.

Estimated taxable income available to common stockholders was $50.2 million, or $0.68 per diluted share, during the fourth quarter of 2004 as compared to estimated taxable income available to common stockholders of $38.2 million, or $0.69 per diluted share, for the fourth quarter of 2003. A reconciliation of estimated taxable income available to common stockholders to net earnings is provided in tabular form in this press release for comparative purposes.

Estimated taxable income available to common stockholders, on a per common share basis, was relatively unchanged for the fourth quarter of 2004 as compared to the fourth quarter of 2003 primarily due to (1) a decline in adjusted net interest margins on mortgage assets, including the effect of an increase in amortization of loan premiums, securitization costs and bond discounts, as earlier described, and (2) an increase in weighted number of average common shares outstanding.

Net interest income increased 60% to $89.7 million during the fourth quarter of 2004 as compared to $55.9 million during the fourth quarter of 2003 as average mortgage assets grew by 144% to $22.0 billion from $9.0 billion, respectively. However, the increase in net interest income generated as a result of the growth of average mortgage assets during the fourth quarter of 2004 was partially offset as adjusted net interest margins on mortgage assets, which is further defined and presented in tabular form as yield analysis on mortgage assets, declined 79 basis points to 0.80% as compared to 1.59% during the fourth quarter of 2003. The decline in net interest margins during the fourth quarter of 2004 was primarily due to the same factors that affected net interest margins during 2004, as earlier described, which were (1) an increase in short-term interest rates, (2) an increase in the amortization of loan premiums, securitization costs and bond discounts due to higher than expected mortgage prepayments and (3) higher leverage and lower net interest margin on certain CMOs completed during the second half of 2004.

The growth in average mortgage assets during the fourth quarter of 2004 as compared to the fourth quarter of 2003 was driven by record mortgage acquisition and originations and retentions by the long-term investment operations. Total acquisitions and originations increased across all loan production channels during the fourth quarter of 2004. Correspondent flow acquisitions rose 88% to $3.2 billion, correspondent bulk acquisitions rose 193% to $2.5 billion, wholesale and retail originations rose 26% to $511.8 million and sub-prime originations rose 2% to $150.0 million for the fourth quarter of 2004.

Delay in Audit of Internal Control over Financial Reporting

We are announcing an update to the timing of our efforts to comply with Section 404 of the Sarbanes-Oxley Act, commonly referred to as “SOX 404.” In substance, SOX 404 requires an annual management assessment of the effectiveness of a company’s internal control over financial reporting, and an audit by its independent registered public accounting firm on management’s assessment on internal control over financial reporting. At this time, we report that despite our plan to comply with SOX 404 in a timely manner, we believe that it is unlikely that we will meet the current SOX 404 requirements by the filing deadline of March 16, 2005. As previously disclosed, in July 2004, as part of our ongoing documentation and evaluation efforts in meeting SOX 404 requirements, we discovered an error in our financial statements. Such error resulted in a restatement of our financial statements for the quarters ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001. We also restated our financial statements for the quarter ended June 30, 2004 and 2003 as a result of a clerical error. The restatement process and the amended filings of the Form 10-K and Form 10-Qs were finalized in October of 2004. During our initial assessment of internal controls over financial reporting, we identified certain documentation and control deficiencies that may rise to the level of significant deficiencies or material weaknesses, in addition to those previously disclosed as part of the restatement. These have been a focus of our remediation efforts prior to year end. As we complete our process, we will need to evaluate the severity of any remaining deficiencies both individually and in the aggregate in the context of our overall evaluation of internal control over financial reporting. As such, we may not be able to render a conclusion that our internal controls over financial reporting were effective as of December 31, 2004.

Mr. Tomkinson, commented, “While it is unlikely we will be able to complete the SOX 404 requirements on a timely basis, it doesn’t come without tremendous effort and costs on the part of our employees. The restatement process of approximately three months demanded a significant amount of time and resources from senior management and personnel from our accounting and finance areas. In the first quarter of 2004, we hired consultants to advise us on our internal control over financial reporting and assist in the documentation and testing of internal controls. Furthermore, in 2004 as part of our ongoing evaluation of internal control as well as improvements relating to such, we hired a director of internal audit. Such action was taken to eliminate the reliance on a previously outsourced internal audit function and to strengthen our ability to monitor the operating effectiveness of our internal control over financial reporting. Even with the assistance of newly hired internal auditors and consultants, such time and resource commitment devoted to the restatement impacted our timetable related to our SOX 404 project plan and our ability to complete the documentation, assessment and evaluation of internal control over financial reporting. Our internal delays have impacted the timing of management’s assessment and the audit over internal controls by our external auditors, which are ongoing.”

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For additional information, questions or comments call or write to the investor relations group and ask for Tania Jernigan at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com. The Company has announced a conference call and live web cast on Tuesday, February 15, 2005 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). Joseph R. Tomkinson, Chairman and Chief Executive Officer, will discuss results of operations for 2004 and provide a general update followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 3756967, or access the web cast via our web site at http://www.impaccompanies.com. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Impac Mortgage Holdings, Inc./Audio Archives. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Impac Mortgage Holdings, Inc./Investor Relations/Email Alerts.

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Our external auditors have not completed their audit of our financial statements for the year ended December 31, 2004, and our auditors have not performed a review under Statement of Auditing Standards No. 100, “Interim Financial Information” of the financial information contained herein. The information contained in this press release may change as a result of the completion of the audit of our financial statements for the year ended December 31, 2004.

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Note: Safe Harbor “Statement under the Private Securities Litigation Reform Act of 1995.” This release contains forward-looking statements including statements relating to the expected performance of the Company’s businesses, operations and dividend and earnings expectations. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earnings levels; the ability to generate sufficient liquidity; the ability to access the equity markets; risks of delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that differ from those on our liabilities; interest rate fluctuations; changes in expectations of future interest rates; increase in prepayment rates on our mortgages; the availability of financing and, if available, the terms of any financing; risks related to our ability to maintain an effective system of internal control over financial reporting; changes in markets which the Company serves, including a decrease in the purchase money market; risks relating to our ability to file our annual report on Form 10-K in a timely fashion or to receive from our external auditors an attestation on our internal control over financial reporting; challenges related to the acquisition of a wholesale mortgage broker, acquisition integration risks, the ability to successfully expand our mortgage operations as a result of such acquisition; changes to our dividend declaration, record or payments dates changes in our assumptions, including the need to raise capital, or other general market and economic conditions, other factors described in this press release and our filings with the Securities and Exchange Commission, including “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company’s results may differ materially from its expectations and projections. We will revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

IMPAC MORTGAGE HOLDINGS, INC.

(in thousands, except per share amounts)

(unaudited)

Balance Sheets:

	As of December 31,
	2004	2003
Cash and cash equivalents	$329,677	$127,381
CMO collateral	21,308,906	8,644,079
Mortgage loans held-for-investment	586,686	652,814
Finance receivables	471,820	630,030
Allowance for loan losses	(63,955)	(38,596)
Mortgage loans held-for-sale	587,745	397,618
Accrued interest receivable	97,617	39,347
Other assets	497,271	125,284

Total Assets	$23,815,767	$10,577,957

CMO borrowings	$21,206,373	$8,489,853
Reverse repurchase agreements	1,527,558	1,568,807
Other liabilities	37,761	46,510
Stockholders’ equity	1,044,075	472,787

Total Liabilities and Stockholders’ Equity	$23,815,767	$10,577,957

Statements of Operations:

	For the Three Months Ended, December 31,		For the Year Ended, December 31,
	2004	2003	2004	2003
Interest income	$250,372	$112,684	$755,616	$385,716
Interest expense	160,683	56,825	412,533	209,009

Net interest income	89,689	55,859	343,083	176,707
Provision for loan losses	6,149	3,490	30,927	24,853

Net interest income after provision for loan losses	83,540	52,369	312,156	151,854

Gain on sale of loans	16,582	13,806	25,134	39,022
Equity in net earnings of Impac Funding Corporation	—	—	—	11,537
Mark-to-market gain (loss) - derivative instruments	47,869	(1,003)	4,694	(16,021)
Other non-interest income	1,583	2,235	10,947	9,995

Total non-interest income	66,034	15,038	40,775	44,533

Personnel expense	16,673	13,223	60,420	25,250
General and administrative and other expense	8,986	6,202	28,052	12,656
Professional services	2,705	2,142	4,374	4,785
Amortization of deferred charge	1,346	3,799	16,212	5,659
Write-down on investment securities available-for-sale	1,120	118	1,120	298
Provision for repurchases	777	913	405	1,499
Amortization and impairment of mortgage servicing rights	561	497	2,063	1,290
Loss (gain) on disposition of real estate owned	(332)	(1,556)	(3,901)	(2,632)

Total non-interest expense	31,836	25,338	108,745	48,805

Net earnings before taxes	117,738	42,069	244,186	147,582
Income taxes	3,371	(5,381)	(13,450)	(1,397)

Net earnings after taxes	114,367	47,450	257,636	148,979
Cash dividends on cumulative convertible preferred stock	(2,135)	—	(3,750)	—

Net earnings available to common stockholders	$112,232	$47,450	$253,886	$148,979

Net earnings per share:
Basic	$1.55	$0.88	$3.79	$2.94
Diluted	1.52	0.86	3.72	2.88

Dividends declared per common share	$0.75	$0.55	$2.90	$2.05

Weighted average shares outstanding:
Basic	72,432	53,744	66,967	50,732
Diluted	73,765	55,012	68,244	51,779

Common shares outstanding	75,154	56,368	75,154	56,368

IMPAC MORTGAGE HOLDINGS, INC.

(in thousands, except per share amounts)

(unaudited)

Reconciliation of Estimated Taxable Income Available

to Common Stockholders to Net Earnings (1)

	For the Three Months Ended, December 31,		For the Year Ended, December 31,
	2004	2003	2004	2003(5)
Net earnings	$114,367	$47,450	$257,637	$148,979
Adjustments to net earnings:
Loan loss provision	6,149	3,490	30,927	24,853
Dividends from IFC	13,000	9,000	37,000	31,385
Cash received from previously charged-off assets	—	(534)	—	(5,533)
Tax loss on sale of investment securities	—	(3,545)	—	(4,725)
Tax deduction for actual loan losses	(1,799)	(4,016)	(16,252)	(12,859)
Fair value of derivatives (2)	(76,880)	(16,945)	(103,724)	(38,762)
Dividends on preferred stock	(2,135)	—	(3,750)	—
Net earnings of IFC (3)	(16,762)	(5,401)	(42,944)	(16,889)
Net adjustments on intercompany loan sale transactions	14,264	8,508	44,048	802
Net miscellaneous adjustments	—	215	—	215

Estimated taxable income available to common stockholders (4)	$50,204	$38,222	$202,942	$127,466

Estimated taxable income per diluted common share	$0.68	$0.69	$2.97	$2.46

Diluted weighted average common shares outstanding	73,765	55,012	68,244	51,779

(1)	Estimated taxable income include estimates of book to tax adjustments and can differ from actual taxable income as calculated when the Company files its annual corporate income tax return for 2004. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings meets the requirement of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measures.
(2)	The mark-to-market change for the valuation of derivatives is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations.
(3)	The period for the year ended December 31, 2003 represents equity in net earnings of IFC prior to its consolidation with IMH on July 1, 2003.
(4)	Excludes the deduction for dividends paid and the availability of a deduction attributable to any net operating tax loss carryforwards.
(5)	Actual taxable income per corporate income tax return filed in 2003.

IMPAC FUNDING CORPORATION

(in thousands)

(unaudited)

Reconciliation of Federal Estimated Taxable Income to Net Earnings (1)

For the Year Ended December 31, 2004
Net earnings	$42,944
Tax provision	20,943

Book income before tax provision	63,887
Permanent book to tax differences:
Compensation from exercise of non-qualified stock options	(2,836)
Other permanent differences	277

Temporary book to tax differences:
Prior-year state tax	(5,391)
Compensation-related accruals and deferrals	4,489
Allowance for bad debts	1,159
Fair value of derivative instruments (2)	9,552
Depreciation (book to tax differences)	(2,923)
Mortgage servicing rights	(4,964)
Net miscellaneous adjustments	158

Estimated taxable income before adjustments	63,408
Add:
Tax depreciation	5,623
Less:
Federal income taxes	(22,193)
Compensation from qualified and incentive stock options	(740)
Other miscellaneous adjustments	(276)

Estimated taxable income	45,822
Distributions paid to IMH (3)	(37,000)

Estimated excess taxable income (4)	$8,822

(1)	Federal estimated taxable income include estimates of book to tax adjustments and can differ from actual taxable income as calculated when IFC files its annual corporate income tax return for 2004.
(2)	The mark-to-market change for the valuation of derivative instruments is income or expense for GAAP financial reporting but is not included as an addition or deduction for federal taxable income calculations.
(3)	Dividends paid by IFC to IMH are prorated to IMH stockholders based on total common stock dividends paid by IMH and are taxed at the qualifying tax rate (15%).
(4)	Distributions to IMH represent federal taxable income to IMH as distributions from IFC were entirely from current federal earnings and profit.

IMPAC MORTGAGE HOLDINGS, INC.

(dollars in thousands)

(unaudited)

Yield Analysis of Mortgage Assets

	For the Three Months Ended, December 31, 2004		For the Three Months Ended, December 31, 2003
	Avg Bal	Yield	Avg Bal	Yield
Investment securities available-for-sale	$11,069	12.65%	$13,958	26.48%
CMO collateral	19,309,936	4.32%	7,885,792	4.46%
Mortgage loans held-for-investment and held-for-sale	2,282,979	5.91%	1,155,818	5.74%
Finance receivables	439,090	5.86%	487,678	5.63%

Total Mortgage Assets	$22,043,074	4.52%	$9,543,246	4.71%

CMO borrowings	$19,009,339	2.93%	$7,694,314	2.47%
Reverse repurchase agreements	2,603,244	3.26%	1,591,971	2.34%

Total Borrowings on Mortgage Assets	$21,612,583	2.97%	$9,286,285	2.45%

Net Interest Spread on Mortgage Assets		1.55%		2.26%
Net Interest Margin on Mortgage Assets		1.61%		2.33%

Adjusted Net Interest Margin on Mortgage Assets (1)		0.80%		1.59%

Effect of Amortization of Net Loan Premiums and Securitization Costs (2)		-1.09%		-0.85%

Effect of Interest Rate Derivative Costs (3)		-0.45%		-0.48%

(1)	Adjusted net interest margin on mortgage assets exclude the accretion of loan discounts related to the deferral of income from the sale of mortgage servicing rights from IFC to IMH on mortgages retained by IMH of $19.8 million and $6.3 million and the inclusion of net cash payments on derivative instruments of $24.7 million and $11.4 million for the three months ended December 31, 2004 and 2003, respectively. The accretion of these loan discounts is an adjustment to yield on CMO collateral and is included in net interest income on the consolidated income statement while net cash flows on derivative instruments, or interest rate derivative costs, are included as a component of mark-to-market gain (loss) - derivative instruments on the consolidated income statement. For purposes of reconciling adjusted net interest margin on mortgage assets, which is a non-GAAP financial measurement, subtract accretion of loan discounts and net cash payments on derivative instruments from total net interest income on mortgage assets of $88.6 million and $55.6 million for the three months ended December 31, 2004 and 2003, respectively, and divide by total mortgage assets.
(2)	Represents cost of amortization of net loan premiums and securitization costs relative to average mortgage assets. Amortization of net loan premiums and securitization costs were $48.2 million and $14.0 million for the fourth quarter of 2004 and 2003, respectively.
(3)	Represents net cash payments on derivative instruments, or interest rate derivative costs, relative to average mortgage assets. Interest rate derivative costs were $24.7 million and $11.4 million for the fourth quarter of 2004 and 2003, respectively.

	For the Year Ended, December 31, 2004		For the Year Ended, December 31, 2003
	Avg Bal	Yield	Avg Bal	Yield
Investment securities available-for-sale	$12,131	27.38%	$20,404	17.23%
CMO collateral	14,283,347	4.33%	6,620,328	4.79%
Mortgage loans held-for-investment and held-for-sale	1,837,347	5.76%	632,538	5.47%
Finance receivables	510,899	4.90%	604,087	4.80%

Total Mortgage Assets	$16,643,724	4.52%	$7,877,357	4.88%

CMO borrowings	$14,072,852	2.52%	$6,474,391	2.69%
Reverse repurchase agreements	2,175,728	2.66%	1,374,884	2.36%
Borrowings secured by investment securities	—	—	2,709	85.46%

Total Borrowings on Mortgage Assets	$16,248,580	2.54%	$7,851,984	2.66%

Net Interest Spread on Mortgage Assets		1.98%		2.22%
Net Interest Margin on Mortgage Assets		2.05%		2.23%

Adjusted Net Interest Margin on Mortgage Assets (4)		1.16%		1.35%

Effect of Amortization of Net Loan Premiums and Securitization Costs (5)		-1.00%		-0.88%

Effect of Interest Rate Derivative Costs (6)		-0.55%		-0.61%

(4)	Adjusted net interest margin on mortgage assets exclude the accretion of loan discounts related to the deferral of income from the sale of mortgage servicing rights from IFC to IMH on mortgages retained by IMH of $54.9 million and $21.1 million and the inclusion of net cash payments on derivative instruments of $91.9 million and $47.8 million for the year ended December 31, 2004 and 2003, respectively. The accretion of these loan discounts is an adjustment to yield on CMO collateral and is included in net interest income on the consolidated income statement while net cash flows on derivative instruments, or interest rate derivative costs, are included in mark-to-market gain (loss) - derivative instruments on the consolidated income statement. For purposes of reconciling adjusted net interest margin on mortgage assets, which is a non-GAAP financial measurement, subtract accretion of loan discounts and net cash payments on derivative instruments from total net interest income on mortgage assets of $340.5 million and $175.6 million for the year ended December 31, 2004 and 2003, respectively, and divide by total mortgage assets.
(5)	Represents cost of amortization of net loan premiums and securitization costs relative to average mortgage assets. Amortization of net loan premiums and securitization costs were $130.9 million and $44.5 million for 2004 and 2003, respectively.
(6)	Represents net cash payments on derivative instruments, or interest rate derivative costs, relative to average mortgage assets. Interest rate derivative costs were $91.9 million and $47.8 million for 2004 and 2003, respectively.

IMPAC MORTGAGE HOLDINGS, INC.

(in thousands)

(unaudited)

Mortgage Acquisition and Origination Summary

	For the Three Months Ended, December 31,				For the Year Ended, December 31,
	2004		2003		2004		2003
	Volume	%	Volume	%	Volume	%	Volume	%
Mortgages by Type:
Fixed rate first trust deeds	$361,898	6	$682,886	22	$1,968,502	9	$3,812,952	40
Fixed rate second trust deeds	276,398	4	81,950	3	755,913	3	181,173	2
Adjustable rate:
Six month LIBOR ARMs	852,264	13	475,607	15	3,382,978	15	1,611,392	17
Six month LIBOR hybrids (1)	4,870,905	77	1,876,470	60	16,105,711	73	3,919,604	41

Total adjustable rate	5,723,169	90	2,352,077	75	19,488,689	88	5,530,996	58

Total mortgage acquisitions and originations	$6,361,465	100	$3,116,913	100	$22,213,104	100	$9,525,121	100

Mortgages by Channel:
Correspondent acquisitions:
Flow acquisitions	$3,160,346	50	$1,710,972	55	$10,996,260	50	$5,399,428	57
Bulk acquisitions	2,539,381	40	852,334	27	8,537,504	38	2,159,116	23

Total correspondent acquisitions	5,699,727	90	2,563,306	82	19,533,764	88	7,558,544	80

Wholesale and retail originations	511,785	8	406,626	13	1,994,569	9	1,468,697	15
Novelle Financial Services, Inc.	149,953	2	146,981	5	684,771	3	497,880	5

Total mortgage acquisitions and originations	$6,361,465	100	$3,116,913	100	$22,213,104	100	$9,525,121	100

Mortgages by Credit Quality:
Alt-A loans	$6,175,604	97	$2,956,705	95	$21,453,383	97	$8,988,018	94
B/C loans	185,861	3	160,208	5	759,721	3	537,103	6

Total mortgage acquisitions and originations	$6,361,465	100	$3,116,913	100	$22,213,104	100	$9,525,121	100

Mortgages by Purpose:
Purchase	$3,754,628	59	$1,796,163	58	$13,373,840	60	$4,683,202	49
Refinance	2,606,837	41	1,320,750	42	8,839,264	40	4,841,919	51

Total mortgage acquisitions and originations	$6,361,465	100	$3,116,913	100	$22,213,104	100	$9,525,121	100

Mortgages by Prepayment Penalty:
With prepayment penalty	$4,628,521	73	$2,268,440	73	$15,965,959	72	$7,165,949	75
Without prepayment penalty	1,732,944	27	848,473	27	6,247,145	28	2,359,172	25

Total mortgage acquisitions and originations	$6,361,465	100	$3,116,913	100	$22,213,104	100	$9,525,121	100

Mortgages Retained for Long-Term Investment Summary (2)

	For the Three Months Ended, December 31,				For the Year Ended, December 31,
	2004		2003		2004		2003
	Volume	%	Volume	%	Volume	%	Volume	%
Mortgages by Type:
Fixed rate first trust deeds	$421,471	9	$32,436	2	$1,195,200	7	$706,227	12
Fixed rate second trust deeds	94,865	2	—	0	244,491	1	6,744	0
Adjustable rate:
Six month LIBOR ARMs	566,832	11	466,565	20	2,754,757	16	1,670,720	27
Six month LIBOR hybrids (1)	3,860,688	78	1,787,328	78	13,173,928	76	3,694,687	61

Total adjustable rate	4,427,520	90	2,253,893	98	15,928,685	92	5,365,407	88

Total mortgages retained	$4,943,856	100	$2,286,329	100	$17,368,376	100	$6,078,378	100

Mortgages by Credit Quality:
Alt-A loans	$4,788,346	97	$2,192,625	96	$16,846,781	97	$5,760,779	95
Multifamily mortgages	123,421	2	84,327	4	458,532	3	290,527	5
B/C loans	32,089	1	9,377	0	63,063	0	27,072	0

Total mortgages retained	$4,943,856	100	$2,286,329	100	$17,368,376	100	$6,078,378	100

Mortgages by Purpose:
Purchase	$2,872,237	58	$1,422,432	62	$10,516,622	61	$3,408,584	56
Refinance	2,071,619	42	863,897	38	6,851,754	39	2,669,794	44

Total mortgages retained	$4,943,856	100	$2,286,329	100	$17,368,376	100	$6,078,378	100

Mortgages by Prepayment Penalty:
With prepayment penalty	$3,598,947	73	$1,748,980	76	$12,657,395	73	$4,823,027	79
Without prepayment penalty	1,344,909	27	537,349	24	4,710,981	27	1,255,351	21

Total mortgages retained	$4,943,856	100	$2,286,329	100	$17,368,376	100	$6,078,378	100

(1)	Mortgages are fixed rate for initial two to ten year periods which subsequently adjust to indicated index plus a margin.
(2)	Mortgages are retained for long-term investment which are initially financed with reverse repurchase agreements and subsequently financed primarily with CMO borrowings.